SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant (X)
                 Filed by a Party other than the Registrant ( )

                           Check the appropriate box:

                  |_|   Preliminary Proxy Statement
                  |_|   Confidential, for Use of the Commission Only (as
                        permitted by Rule 14a-6(e)(2))
                  |_|   Definitive Proxy Statement
                  |X|   Definitive Additional Materials
                  |_|   Soliciting Material Pursuant to Section 240.14a-11(c) or
                        Section 240.14a-12

                              DIOMED HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date
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                      [Letterhead of Diomed Holdings, Inc.]
September 20, 2006

                           YOUR VOTE IS IMPORTANT!!!!


Dear Stockholder:

Our latest records indicate that we have not yet received your vote in connection with the very important Special Meeting of Stockholders scheduled for September 27, 2006. If at that meeting we have insufficient votes to approve the equity financing, we will adjourn the meeting until a later date. Therefore, your vote is very important.

As stated in our proxy statement, the Company requires working capital to operate our business and protect our intellectual property. To obtain $10,010,000 of capital, we have entered into agreements for a proposed financing (the "Financing Transaction"). You are being asked to vote on a proposal that approves the Financing Transaction and a second proposal that will provide us with the authorized share capital to complete the Financing Transaction.

If stockholders do not approve Proposal 1 and Proposal 2, we will not be able to complete the Financing Transaction. We are not likely to have sufficient funds to operate and protect our intellectual property and this may affect the value of your shares.

Please refer to the proxy statement for detailed information regarding the proposals to be voted upon at the Annual Meeting. For ease of reference, the proxy statement can be viewed at our website, www.diomedinc.com.

Your vote is critical no matter how many or how few shares you may own. Accordingly, please refer to the enclosed voting form and vote TODAY. Remember, you may vote by telephone or internet. Simply follow the easy instructions on the enclosed form. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated at
1.888.750.5834. If you have already voted, we thank you for your participation.

Thank you for your continued support.

Very truly yours,

/s/ David Swank
David Swank
Secretary